Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of our report dated March 19, 2013 (except Note 20, as to which the date is April 11, 2013), and to the reference to our firm under the caption “Experts”, included in the Registration Statement (Form S-1 No. 333-184847) of ING U.S., Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Atlanta, Georgia

May 1, 2013